                                                                   EXHIBIT 10.27

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT ("Agreement") is made on 6/12/00, by and between PDS FINANCIAL CORPORATION, a Minnesota corporation, its affiliates and subsidiaries (collectively "PDS" or "First Party"), whose address is 6171 McLeod Drive, Las Vegas, NV 89120-4048, and C.J. CLASSICS, INC., a Nevada corporation d/b/a CJ's Slot Connection and Casino Slot Exchange (collectively "CJ" or "Second Party"), whose address is 4625 Wynn Road, Suite A21, Las Vegas, NV 89103.

                                    RECITALS

         WHEREAS, CJ is engaged in the business of commercially distributing used, reconditioned and refurbished gaming devices under the fictitious names of CJ's Slot Connection and Casino Slot Exchange;

         WHEREAS, PDS is engaged in the business of commercially distributing, selling, leasing and financing gaming equipment, gaming devices, and associated gaming equipment;

         WHEREAS, CJ is the owner of certain Internet operations, systems, software and intellectual property all of which is more particularly described herein; and

         WHEREAS, CJ is desirous of selling the Property (as defined in section 2 below) and PDS is desirous of purchasing the same on the terms and conditions set forth herein.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions set forth herein and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged by the parties, it is agreed as follows:

         1. DEFINITIONS.

         a. "ASSOCIATED EQUIPMENT" means "associated equipment" as defined by NRS 463.0136.

         b. "BUYER'S PREMIUM" means that fixed percentage that is added to the List Price and charged to buyers for the purchase of products through the Websites.

         c. "COMMERCIAL USE" means all uses not defined herein as "Home Use".

         d. "FF&E" means Furniture, Fixtures and Equipment.

         e. "FREDERICKSEN" means Carl Fredericksen, President and Sole Director of CJ and holder of 100% of the stock of CJ in his individual capacity or as trustee of a family trust.

         f. "GAMBLING GAME" means "gambling game" as defined by NRS 463.0152.


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         g. "GAMING DEVICE" means "gaming device" as defined by NRS 463.0155 shall include "slot machines" as defined by NRS 463.0191.

         h. "HOME USE" means the use of any equipment or apparatus within the confines of a private residence and specifically excludes uses in places of business, casinos, slot route operations, commercial distribution operations (domestic or foreign), gaming operations, or any other setting generally accepted under reasonable business applications and theories to be commercial in nature.

         i. "LIST PRICE" means the posted selling price of a product listed for sale or distribution on the Websites.

         j. "NET PROFIT" means all sales, revenues, income and monies less all costs and expenses, including, depreciation and selling, general and administrative expenses.

         k. "NRS" means Nevada Revised Statutes.

         l. "WEBSITES" mean those Internet websites owned and operated by CJ with web addresses of WWW.CASINOSLOTEXCHANGE.COM and WWW.SLOTMARKET.COM.

      2. TRANSACTION. PDS agrees to purchase from CJ and CJ agrees to sell to PDS, all of its right, title and interest in and to the following:

         a. The Websites;

         b. The operating system for the Website, including, but not limited to all necessary related programs, software and software designs, including applicable contracts related thereto, if any (the "System");

         c. All intellectual property, proprietary and all other intangible rights to the System. For the purpose of this Agreement, these intellectual property, proprietary and intangible rights include, but are not limited to:

            (i) All System patents and patent applications;
           (ii) The method of use of the System;
          (iii) All System copyrights and copyright applications;
           (iv) All registrations respecting the System;
            (v) The design and layout of the System;
           (vi) All System markings;
          (vii) All System rules, procedures and instructions for use or operation;
         (viii) System advertising, marketing and promotional materials;
           (ix) All System fictitious names, tradenames, trademarks and trademark applications, specifically including Casino Slot Exchange and CJ's Slot Connection;


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            (x) All customer lists and customer databases of CJ;
           (xi) All regulatory licenses and approvals relating to the System;
and
          (xii) All goodwill associated with the System, Casino Slot Exchange, and CJ's Slot Connection.

All of the above is hereinafter referred to as the "Intellectual Property".

The Website, the System and the Intellectual Property are hereinafter collectively referred to herein as the "Property". The purchase of the above is hereinafter referred to herein as the "Transaction".

      2. EXCLUSIONS FROM PROPERTY. The Parties agree that CJ's sale of the Property is intended to transfer all right, title and interest to the Property to PDS for the sale of Associated Equipment, Gaming Devices, Gambling Games, and miscellaneous FF&E for Commercial Use only. The Parties agree that CJ specifically retains the right to sell or distribute Gaming Devices for Home Use.

      3. CLOSING DATE. Within thirty (30) days from CJ's execution of this Agreement or ten (10) days from the final governmental regulatory approval of the Transaction, if necessary, whichever is later ("Closing Date").

      4. PURCHASE PRICE.

         a. The purchase price for the Property is as follows:

            (i) $1,150,000.00 payable as follows:
                (1) $250,000.00 due and payable on the Closing Date, and
                (2) The remaining $900,000.00 paid from the Net Profits derived from the Property as defined in 4(b) below. Interest on the unpaid Purchase Price will accrue at a rate of Ten percent (10%) per annum ("Earn-Out") up to a maximum of $90,000.00.

         b. Fifty percent (50%) of the Net Profits derived from the use of the Property shall be applied to the outstanding balance due on the Earn-Out as set forth in section 4(a)(i)(2) above. All Earn-Out payment shall be paid monthly and shall be based on the proceeds from the previous month. If no Net Profit is derived from the use of the Property during a calendar month, no Earn-Out payment shall be owed to CJ for that month. Earn-Out payments shall be applied first to interest then to principal. Earn-Out payments shall not be considered by either party to be an obligation or liability on the part of PDS. However, it shall be an unconditional agreement to disburse from Net Profits the Earn-Out payments to CJ.

All of the above is hereinafter referred to as the "Purchase Price" regardless of whether or not any Earn-Out payments are made.


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

         5. ROYALTY PAYMENTS.

         a. In addition to all amounts required to be paid by PDS to CJ pursuant to Section 4 hereof, PDS shall pay to CJ a royalty on all products sold by PDS to third parties through the use of the Property (the "Royalty"). PDS shall commence payment of the Royalty on the earlier of the date **********. During such time as Fredericksen is employed in any capacity with PDS, the Royalty shall be calculated at a rate of **********. During such time as Fredericksen is not employed in any capacity with PDS, the Royalty shall be calculated at a rate of **********. The Royalty shall be paid by PDS to CJ by the last calendar day of each month and shall be calculated based on the total sales of all products sold by PDS to third parties through the use of the Property during the immediately preceding month.

         b. PDS shall use its best efforts to sell all products offered for sale by PDS through the use of the Property such that CJ may receive the Royalty on the maximum amount of PDS's business activity possible. PDS and CJ acknowledge that the Property provides the means for effectuating the concept of selling Gaming Devices and other items through the use of the Internet. PDS and CJ further acknowledge that advances in technology may result in PDS modifying the Property, particularly the System. PDS and CJ agree that so long as PDS continues to utilize the concept of selling Gaming Devices and other items through the use of the Internet and PDS continues to use the Property or such future generations of technological advances that improve, enhance or modify the Property, for such purpose, then CJ shall be entitled to the Royalty as provided in this Section 5.

      6. EXCLUSIVE DISTRIBUTORSHIP. The Parties agree that PDS shall be the Exclusive Distributor to CJ for all Gaming Devices, which CJ intends to sell or distribute for Home Use in accordance with section 2 herein. CJ shall purchase all of its Gaming Devices for resale for Home Use by and through the Property, without exception, but shall be exempt from paying any Buyer's Premium.

         a. BREAK-UP FEE; LIQUIDATED DAMAGES. If the Closing Date does not occur within 30 days after the date of execution of this Agreement as a result of (i) a breach by CJ of its obligations thereunder, (ii) failure to obtain Regulatory Approval, if necessary, despite the Parties best efforts to obtain such approval, or (iii) a finding by PDS's compliance committee that CJ or its principals is "unsuitable" as set forth in Section 27(x) herein, CJ agrees to pay a Break-up Fee to PDS in the amount of $50,000.00.

    ***Confidential treatment requested pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.


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

         b. If the Closing Date does not occur within 30 days after the date of execution of this Agreement as a result of a breach by PDS of its obligations


         c. thereunder, PDS agrees to pay Liquidated Damages to CJ in the amount of $50,000.00 which shall be applied against any outstanding amount owed by CJ or Fredericksen on any open credit accounts either may have with PDS.

      7. GAMING APPROVAL. Within 5 business days following the execution of the Agreement, the Parties will submit to the State Gaming Control Board, the Nevada Gaming Commission, the Minnesota Department of Public Safety, and any other local governmental authorities having jurisdiction over the Transaction (collectively, the "Gaming Authorities") all necessary applications for the approval of the Transaction ("Gaming Approval") for approval under Nevada, Minnesota and local gaming laws and regulations (the "Gaming Laws"). Each party shall use its best efforts to obtain a gaming approval on an expedited basis and shall be responsible for its own costs associated with the application to obtain Gaming Approval.

      8. CONDITIONS PRECEDENT. The Parties agree that the following are conditions precedent to the closing of the Transaction:

         a. PDS completing its review of the financial information, including projections of Casino Slot Exchange, the Website and the System;

         b. The owners of CJ and its principals (officers and directors) completing and submitting to PDS a "Customer Profile" including all referenced Attachments thereto;

         c. PDS's review of CJ's books and records as provided below and the findings being deemed satisfactory by PDS;

         d. PDS's inspection of the System and finding of the same to be satisfactory;

         e. Confirmation by PDS with Gaming Authorities of its ability to complete the Transaction as contemplated herein;

         f. PDS conducting a UCC search in Nevada on CJ, its fictitious names and tradenames and verifying that the Property is free and clear of any encumbrances;

         g. The release of any liens against the Property, if any

         h. The approval of the Board of Directors of PDS; and

         i. PDS's analysis of accounting treatment options resulting from the Transaction.


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      9. DUE DILIGENCE, ACCESS TO BOOKS AND RECORDS. After execution of this
Agreement, and for a 20 day period thereafter, Second Party will afford First Party and its agents, representatives and employees access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Second Party and to provide information reasonably requested by First Party and its representatives. Such investigation will be at First Party's expense. First Party shall provide written notice to Second Party within two (2) business days of any decision by First Party not to proceed with this Transaction. Second Party shall provide written notice to First Party within two
(2) business days of any decision by Second Party not to proceed with this Transaction.

      10. EXCLUSIVITY. An exclusivity period will commence upon the execution of this Agreement and end on the earliest of the Closing Date, the date of termination of this Agreement, or such other date as the Parties may agree in writing (the "Exclusivity Period"). The Parties agree as follows:

         a. NO SHOP. During the Exclusivity Period, subject to the fiduciary obligations of the board of directors of the Second Party, neither the Second Party nor any of its officers, directors, employees, or other agents or representatives will, directly or indirectly, solicit offers for the purchase or initiate offers for the sale of all or a substantial part of the Property.

         b. BREAKUP COSTS. Second Party shall be obligated to pay First Party $50,000.00 if, during the Exclusivity Period, Second Party shall enter into any written agreement or letter of intent or similar understanding with any person, group or entity (other than First Party) providing for a merger or other business combination or the sale of any substantial portion of the Property.

      11. BREACH AND DEFAULT, RIGHT TO CURE. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within five (5) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

      12. GENERAL REPRESENTATIONS AND WARRANTIES OF SECOND PARTY. Second Party hereby represents and warrants to First Party that:

         a. It is an entity duly organized, validly existing and in good standing under the laws of the state of its formation;

         b. Second Party's true legal name is as set forth in the preamble hereto;

         c. It has the corporate power and authority to execute, deliver and perform this


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

Agreement and other instruments and documents required or contemplated herein;

         d. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the corporation, do not and will not require the approval of the shareholders of the corporation and do not and will not contravene the Certificate of Incorporation or by-laws of the corporation, and does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which Second Party is a party or by which Second Party is bound;

         e. The person(s) executing this Agreement on behalf of Second Party has or have been properly authorized to execute the same;

         f. It has obtained, maintains, and will maintain, on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over it and the subject matter of this Agreement;

         g. There are no suits, actions, proceedings or investigations pending or threatened or any basis therefore which might materially or adversely affect the condition, business or prospects of it or affect the ability of it to perform its obligations under this Agreement or have a material adverse effect upon the financial condition of it or the validity or enforceability of this Agreement;

         h. It is not currently the subject of any pending or threatened bankruptcy or insolvency proceeding;

         i. As of the date hereof, it's obligations under this Agreement are not subject to any defense, set off or counterclaim;

         j. Second Party is not currently aware of any event, condition, fact or circumstance, which, after the execution of this Agreement, would prevent Second Party from having sufficient working capital to pay all of Second Party's debts as they become due;

         k. This Agreement constitutes a valid and legally binding agreement and is enforceable in accordance with its terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditor's remedies;

         l. There have been no amendments, modifications, waivers or releases with respect to this Agreement or any provisions hereof, whether oral or written prior to execution hereof;

         m. The location of Second Party's primary place of business is set forth herein and will not be changed without thirty (30) days' prior written notice to First Party;


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

and

         n. To the best of it`s knowledge and belief, no further order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory or public or tribal body or authority is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of this Agreement.

      14. GENERAL REPRESENTATIONS AND WARRANTIES OF FIRST PARTY. First Party hereby represents and warrants to Second Party that:

         a. First Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation;

         b. First Party has the corporate power and authority to execute, deliver and perform this Agreement and other instruments and documents required or contemplated herein;

         c. The execution, delivery and performance of the Agreement has been duly authorized by all necessary action on the part of First Party, do not and will not require the approval of the shareholders of First Party and do not and will not contravene the Certificate of Incorporation or by-laws of First Party, and does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which First Party is a party or by which First Party is bound;

         d. The person(s) executing this Agreement on behalf of Second Party has or have been properly authorized to execute the same;

         e. It has obtained, maintains, and will maintain, on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over First Party and the subject matter of this Agreement;

         f. There are no suits, actions, proceedings or investigations pending or threatened or any basis therefore which might materially or adversely affect the condition, business or prospects of it or affect the ability of it to perform its obligations under this Agreement or have a material adverse effect upon the financial condition of it or the validity or enforceability of this Agreement;

         g. It is not currently the subject of any pending or threatened bankruptcy or insolvency proceeding

         h. As of the date hereof, it's obligations under this Agreement are not subject to any defense, set off or counterclaim;


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

         i. This Agreement constitutes a valid and legally binding agreement and is enforceable in accordance with its terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditor's remedies;

         j. There have been no amendments, modifications, waivers or releases with respect to this Agreement or any provisions hereof, whether oral or written prior to execution hereof;

         k. The location of First Party's primary place of business is set forth herein and will not be changed without thirty (30) days' prior written notice to Second Party;

         l. First Party has the financial wherewithal to make the initial $250,000.00 payment towards the Purchase Price; and

         m. To the best of First Party's knowledge and belief, no further order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory or public or tribal body or authority is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of this Agreement.

      15. AUDIT RIGHTS. Throughout the Term of this Agreement, both Parties shall have the right to request an audit of the books and records of the other to the extent that such books and records are applicable to the requesting Party's rights or obligations under this Agreement.

      16. INDEMNIFICATION.

         a. Second Party hereby covenants and agrees to indemnify, defend, save and hold First Party, it's parent companies, subsidiaries, affiliates, successors, heirs and assigns, and their directors, officers, shareholders and employees, free, clear and harmless from and against any and all liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages, actions, suits, debts, judgments, claims, administration of claims, liens, demands and obligations of any and kind, nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated caused by, resulting from, or in any way connected with [i] Second Party `s business, [ii] the acts, omissions or negligence, or the acts, omissions or negligence of Second Party or it's agents, subcontractors, or employees, in connection with this Agreement, and [iii] Second Party's breach of this Agreement or any of it's representations or warranties contained herein.

         b. First Party hereby covenants and agrees to indemnify, defend, save and hold Second Party, it's parent companies, subsidiaries, affiliates, successors, heirs and assigns, and their directors, officers, shareholders and employees, free, clear and harmless from and against any and all liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages, actions, suits, debts, judgments, claims, administration of claims, liens, demands and obligations of any and kind, nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated caused by, resulting from, or in any way connected with [i] First Party's negligent acts, or negligent acts of First Party's agents or employees, in connection with this Agreement, and [ii] First Party's breach of this Agreement or any of it's representations or warranties contained herein.

      17. INFRINGEMENT. Second Party assumes liability for, and hereby agrees to indemnify, defend, protect, save and hold harmless, First Party, its members, agents, employees, officers, directors, successors and assigns, from and against any and all liabilities, obligations, losses, damages, injuries, claims, demands, penalties, actions, costs and expenses, including reasonable attorneys' fees, of whatsoever kind and nature, resulting from claims by third parties to the effect that Second Party or the Property (for this section the "Product") infringes or violates any patent, copyright or trademark. The indemnities and assumptions of liabilities and obligations herein provided for shall continue in full force and effect notwithstanding expiration or other termination of this Agreement. Second Party will defend any suit against First Party containing claims or allegations that the Product in whole or in part infringes or violates any patent, copyright or trademark rights of third parties. Second Party 's indemnity under this paragraph is conditioned upon [i] First Party giving Second Party prompt notice in writing of any claim of infringement made known to it or the threat of any such claim; [ii] Second Party having full opportunity to conduct the defense thereof; and [iii] First Party's cooperation in the defense of such claim. First Party shall not incur any defense costs for Second Party 's account without Second Party 's prior written consent unless Second Party fails to assert a defense or otherwise fails to take appropriate action required to protect First Party under this Agreement. In the event First Party is enjoined from using the Product by any court, First Party may terminate this Agreement.

      18. CONFIDENTIALITY.

         a. The parties agree that at all times prior to the Closing Date and/or upon the termination of this Agreement for any reason, and then continuing perpetually thereafter, neither party shall disclose to any third party or use for any purpose other than those specific purposes set forth in this Agreement, without the prior written consent of the other party any Confidential Information (as defined below) except as provided for herein. For the purposes of this Agreement, "Confidential Information" means all proprietary concepts, designs, customer lists, customer data bases, documents, information, processes, procedures, data, results, conclusions, know-how and the like (including knowledge of the terms of and actions taken pursuant to this Agreement) which was developed prior to this Agreement and which is disclosed or submitted orally, in writing, or in other tangible from which is designated as "Confidential Information" to one party by the other in connection with this Agreement. The parties shall have no obligation with respect to any portion of such Confidential Information which [i] is or later becomes generally available to the public by use, publication or the like, through no fault of the party receiving the Confidential Information; or [ii] is obtained from a third party who had the legal right to disclose the same to the party; or [iii] is already possessed by the party as evidenced by the party's written records, predating receipt thereof from the other party; or [iv] is independently developed by the receiving party without reference to the disclosed information; or [v] is required to be disclosed by law or by any regulatory agency; or [vi] is disclosed to a third party for the purpose of conducting due diligence in regards to any initial public offering, merger, consolidation, sale, transfer, pledge, acquisition, or assignment of either party's assets. Such disclosure should be dependent on that third party's execution of a non-disclosure agreement at least as restrictive as the terms contained in this Agreement.

         b. Each party agrees to use all reasonable efforts to ensure that information described in this Section is held in strict confidence. Such steps shall include, but are not limited to, explicitly labeling as "Confidential" all information relating to technology which is considered proprietary and confidential, and requiring all employees and subcontractors who are exposed to such information in connection with this Agreement, to execute an agreement obligating each employee and subcontractor to maintain such information as confidential.

         c. Second Party shall not disclose information relating to the operations of First Party, its affiliates or subsidiaries, to persons other than the management of First Party or to those governmental or regulatory authorities having competent jurisdiction over First Party or it's business, unless First Party shall have given prior written consent for the release of such information. First Party may require Second Party to execute a nondisclosure agreement in connection with this Agreement and Second Party, if so requested by First Party, agrees to execute the same.

         d. First Party and its employees shall keep all statistical, financial, confidential, and/or personal data requested, received, stored or viewed by First Party in connection with this Agreement in the strictest confidence. First Party agrees not to divulge to third parties, without the written consent of Second Party, any such information unless: [i] the information is known to First Party prior to obtaining the same; [ii] the information is, at the time of disclosure by First Party, then in the public domain; [iii] the information is obtained by First Party from a third party who did not receive same, directly or indirectly from Second Party and who has no obligation of secrecy with respect thereto; or [iv] the information is requested by and divulged to a governmental or regulatory authority having competent jurisdiction over First Party or it's business. First Party further agrees that it will not, without the prior written consent of Second Party, disclose to any third party any information developed or obtained by First Party in the performance of this Agreement except to the extent that such information falls within one of the categories described above.

      19. COVENANT OF NON-SOLICITATION.

         a. OF FIRST PARTY'S EMPLOYEES. In consideration for the Purchase Price, Second Party, either on Second Party's own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of First Party, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with First Party.

         b. OF SECOND PARTY'S EMPLOYEES. In consideration for Second Party's sale of the Property, First Party, either on First Party's own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of Second Party to leave their employment or to breach their employment agreement, if any, with Second Party.

         c. OF FIRST PARTY'S CUSTOMERS. In consideration for the Purchase Price, Second Party, either on Second Party's own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any customer of First Party to purchase any products or services which compete with any products or services offered by First Party.

      20. COVENANT OF COOPERATION. Second Party agrees to cooperate with First Party in any litigation or administrative proceedings involving any matters arising out of this Agreement or First Party's use or operation of the Property.

      21. RIGHTS TO INVENTIONS.

         a. ASSIGNMENT. Second Party hereby sells, transfers, and assigns all of its right, title and interest, without limitation, to First Party to any Inventions (as defined below) and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent, copyrights or trademarks associated therewith.

         b. INVENTIONS DEFINED. Under this section 21, "Inventions" means discoveries, concepts, and ideas, whether patentable or not, relating to any future devices, processes, methods, formulae, techniques, and any improvements to any part of the Property.

         c. APPLICATION. This Section shall apply to all Inventions made or conceived by any person pertaining to the Property.

      22. ASSIGNMENT, PLEDGE, TRANSFER OR SALE BY EITHER PARTY. Either Party reserves the right to pledge, hypothecate, assign, transfer or sell all of its right, title and interest in this Agreement to a third party and each Party hereby consents to said assignment, transfer or sale if any, providing that no such assignment, transfer or sale shall cause any of the rights or entitlements of a Party to be modified or amended in any manner without its prior written consent.

      23. TAXES. All monies payable hereunder is gross and shall be subject to applicable taxes as may be required by law. Each party shall be responsible for the payment of all taxes attributable to the monies provided to each party by this Agreement except for those taxes required by law to be paid or withheld by the party making payments herein.


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

      24. ARBITRATION. Any dispute that the parties to this Agreement are unable to resolve between them and for which relief is not already provided for in this Agreement, including a claim that a party has breached this Agreement and that this Agreement should be terminated, shall be submitted to arbitration under this paragraph. Arbitration shall take place in Las Vegas, Nevada, in accordance with the commercial arbitration rules of the American Arbitration Association and Federal Arbitration Act. The arbitrator is expressly authorized to enter an order, after hearing, granting any party to the dispute before it temporary or preliminary injunctive relief or any other relief that the arbitrator deems appropriate including money damages. The arbitrator or any party to a proceeding before the arbitrator may invoke the jurisdiction of the District Court of the State of Nevada in Clark County to enforce any temporary or preliminary injunction so issued by filing a petition for enforcement naming the enjoined person as respondent. Upon filing the petition, the court may enter any order it deems appropriate for enforcement of the injunction ordered by the arbitrator.

      25. WAIVER OF JURY TRIAL. The parties hereby knowingly and voluntarily waive their right to a jury trial on any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement, any dealings between the parties relating to the subject matter hereof or thereof, and/or the relationship that is being established between the parties. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). This waiver may not be modified orally, and the waiver shall apply to any subsequent amendment, renewals, supplement or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      26. PUBLIC RELATIONS/USE OF NAME. Each party shall have the right to publicize the existence of this Agreement and use the name of the other party with prior written consent of the other party for the furtherance of the interests of this Agreement. Each party agrees to furnish the other party with the exact text to be used in publicity regarding this Agreement and for approval, which shall not be unreasonably withheld, prior to use. Each party agrees to promptly complete a review of the proposed publicity and deliver a response thereto.

      27. MISCELLANEOUS PROVISIONS

         a. AMENDMENTS OR MODIFICATIONS. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

         b. ATTACHMENTS, EXHIBITS OR SCHEDULES. All attachments, exhibits or schedules to this Agreement, if any, are fully incorporated herein as though set forth at length.

         c. ATTORNEYS' FEES. Except as may otherwise be provided for in this Agreement, should either party hereto employ an attorney for the purpose of enforcement or construing this Agreement, or any judgment based upon this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the costs of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in such proceeding. As used herein, "prevailing party" shall mean the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

         d. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective, permitted successors, heirs, executors, administrators, assigns, and all persons claiming by, through or under them.

         e. CAPTIONS, HEADINGS AND TITLES. The captions, headings and titles of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the parties or the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

         f. COMPLIANCE WITH ALL LAWS. Each party undertakes to the other not to violate any law or regulation including, without limitation, any gaming law or regulation or to engage in any act or omission which tends to bring discredit upon the gaming industry or otherwise jeopardizes the other party's ability to engage in business with businesses licensed by any applicable regulatory authorities.

         g. CONDUCT OF SECOND PARTY. Second Party acknowledges that First Party, its subsidiaries and affiliates, have a positive reputation in the finance and gaming industry and that First Party and its subsidiaries and affiliates are subject to regulation and licensing and desire to maintain their reputation and receive positive publicity. Second Party therefore agrees that throughout the term of this Agreement, Second Party `s directors, officers and managers will not conduct themselves in a manner which is contrary to the best interests of, nor in any manner that adversely affects or is detrimental to, First Party, its subsidiaries or affiliates, and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, critical, defamatory or otherwise not in the best interests of First Party or its subsidiaries or affiliates.

         h. CONDUCT OF FIRST PARTY. First Party acknowledges that Second Party has a positive reputation in the gaming industry and that Second Party is subject to regulation and licensing and desire to maintain their reputation and receive positive publicity. First Party therefore agrees that throughout the term of this Agreement, First Party `s directors, officers and managers will not conduct themselves in a manner which is contrary to the best interests of, nor in any manner that adversely affects or is detrimental to Second Party and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, critical, defamatory or otherwise not in the best interests of Second Party.

         i. COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts together shall constitute but one and the same document.

         j. EFFECTIVE ONLY UPON EXECUTION BY AUTHORIZED OFFICERS. This Agreement shall have no force or effect and shall be unenforceable until a duly authorized officer of each party executes it and such executed Agreement (or a copy thereof) is delivered to the other party.

         k. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, negotiations, representations or understandings, whether written or oral, between the parties hereto relating to the subject matter of this Agreement. Any prior agreements, promises, negotiations, representations or understandings, either oral or written, not expressly set forth in this Agreement shall no force or effect.

         l. FORCE MAJEURE. Neither party shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligation hereunder for any reason beyond its control, including, without limitation, strikes, acts of God, civil or military authority, act of public enemy, or accidents, fires, explosions, earthquakes, floods, winds, or other serious cause beyond the reasonable control of either party. In such event the intervening cause must not be through the fault of the party asserting such an excuse. The party asserting the excuse must promptly notify the other party of the existence of an intervening cause, and the excused party is obligated to promptly perform in accordance with the terms of this Agreement after the intervening cause ceases.

         m. FURTHER ASSURANCES. The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request. The parties agree to execute any additional instruments or agreements necessary to effect the intent of this Agreement.

         n. GOVERNING LAW. The substantive and procedural laws of the State of Nevada shall govern the validity, construction, interpretation, performance and enforcement of this Agreement and the parties agree to jurisdiction in Nevada without reference to its conflict of laws provisions. The parties also hereby agree that any action and/or proceeding in connection with this Agreement shall only be brought in the venue of Clark County, Nevada.

         o. GOVERNMENTAL REGULATIONS. Notwithstanding anything in this Agreement to the contrary, in the event any federal, state, local or other governmental body's statutes, laws, rules, or regulations are enacted/promulgated, the impact of which will materially impact the methods and/or costs of either party under this Agreement, then, in that event, either party, upon written notice to the other party, may request a renegotiation of this Agreement. Any modifications to this Agreement resulting from such renegotiation shall become effective on the latest date as permitted by the governmental body. In the event the parties are unable to reach a satisfactory agreement during said renegotiations, the party effected by the enactment of such legislation shall have the right to cancel this Agreement at any time by not less than sixty (60) days prior written notice to the other party, whereupon this Agreement shall be null and void.

         p. INDEPENDENCE OF PARTIES. All persons hired or employed by each party in the discharge of this Agreement shall be considered employees of that party and not of any other party to this Agreement and shall be solely and exclusively under the hiring or employing party's direction and control. Neither party nor any of its employees [i] shall be held or deemed in any way to be an agent, employee or official of the other party, or [ii] shall have the authority to bind the other party in any manner whatsoever.

         q. LICENSE AND PERMITS. Each party shall obtain and maintain on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over the subject matter of this Agreement.

         r. NO JOINT VENTURE, PARTNERSHIP OR AGENCY RELATIONSHIP. This Agreement shall not create any joint venture or partnership between the parties. Nothing contained in this Agreement shall confer upon either party any proprietary interest in, or subject a party to any liability for or in respect of the business, assets, profits, losses or obligations of the other. Nothing herein contained shall be read or construed so as to make the parties a partnership, nor shall anything contained herein be read or construed in any way to restrict the freedom of either party to conduct any business or activity whatsoever without any accountability to the other party. Neither party shall be considered to be an agent or representative of the other party or have any authority or power to act for or undertake any obligation on behalf of the other party except as expressly authorized by the other party in writing. Any such unauthorized representation or action shall be considered a breach of this Agreement.

         s. NON-PARTY BENEFICIARIES. Nothing herein, whether express or implied shall be construed to give any person other than the parties, and their successors and permitted assigns, any legal or equitable right, remedy of claim under or in respect of this Agreement; but this Agreement shall be held to be for the sole and exclusive benefit of the parties, and their successors and assigns.

         t. NOTICES. Except as otherwise required by law, all notices required herein shall be in writing and sent by prepaid certified mail or by courier, addressed to the party at the address of the party specified herein or such other address designated in writing. Notices are deemed to have been received [i] on the fourth business day following posting thereof in the U.S. Mail, properly addressed and postage prepaid, [ii] when received in any medium if confirmed or receipted for in the manner customary in the medium employed, or [iii] if acknowledged in any manner by the party to whom the communication is directed.

         u. PRONOUNS. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

         v. REGULATORY APPROVALS. Certain transactions contemplated by this Agreement may require the approval of governmental regulatory authorities. Those transactions are entirely conditional upon and subject to the prior approval of such authority. If the transactions are not so approved, they shall be null and void ab initio. The parties shall cooperate with one another and move promptly with due diligence and in good faith to request any required or appropriate regulatory approvals. If the action or inaction of any governmental regulatory authority renders the parties unable to consummate any transaction contemplated by this Agreement which thereby denies a party a material benefit contemplated by this Agreement resulting in the unjust enrichment of the other party, the parties shall negotiate in good faith an amendment to this Agreement which fairly compensates the party denied the benefit.

         w. SEVERABILITY. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

         x. SUITABILITY. Second Party understands and acknowledges that this Agreement, at First Party's discretion, may be subject to Second Party and its principals completing and submitting to First Party a due diligence compliance questionnaire (including an Authorization for the Release of Information) and being found suitable by First Party's Compliance Committee. Notwithstanding any other provision in this Agreement to the contrary, First Party may terminate this Agreement without further obligation or liability to Second Party if, in the judgment of First Party's Compliance Committee, the relationship with Second Party or its principals could subject First Party to disciplinary action or cause First Party to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to First Party's business or the business of any First Party subsidiary.

         y. TIME OF ESSENCE. Time is of the essence of this Agreement and all its provisions. In the event the provisions of this Agreement require any act to be done or to be taken hereunder on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday.

         z. WAIVER. The failure of any party to insist, in any one or more instances, upon performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right or power.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.


"PDS" AND "FIRST PARTY"                      "CJ" AND "SECOND PARTY"


PDS FINANCIAL CORPORATION,                   C.J. CLASSICS, INC.
ITS AFFILIATES AND SUBSIDIARIES


By:/s/ PETER D. CLEARY                       By:   /s/ CARL FREDERICKSEN
   --------------------------------             --------------------------------
Print Name: Peter D. Cleary                  Print Name: Carl Fredericksen
Its: President                               Its: President


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